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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240a-12
WESTAFF, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTAFF, INC.
301 Lennon Lane
Walnut Creek, California 94598

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 22, 2002

TO THE STOCKHOLDERS OF WESTAFF, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders (the "Annual Meeting") of Westaff, Inc. (the "Company"), a Delaware corporation, will be held on May 22, 2002 at 10:00 a.m., local time, at the Company's administrative offices located at 220 N. Wiget Lane, Walnut Creek, California, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

  1.
  To elect one Class III director to serve for a three-year term and until his successor is elected;

  2.
  To amend the Company's Certificate of Incorporation and Bylaws to provide that stockholder approval of all matters requires the affirmative vote of at least 51% of the shares of capital stock issued and outstanding and entitled to vote at any regular or special meeting of stockholders, unless otherwise required by statute; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. All stockholders are cordially invited to attend the meeting in person.

        Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience or follow the instructions for Internet or telephone voting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the time it is voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors,
/s/ W. ROBERT STOVER
W. Robert Stover Chairman of the Board of Directors
Walnut Creek, California April 16, 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING ON PAGE 4 OF THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

TABLE OF CONTENTS

WESTAFF, INC.
301 Lennon Lane
Walnut Creek, California 94598-2453

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2002

        The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Westaff, Inc. (the "Company"), for use at the Annual Meeting. The Annual Meeting will be held on May 22, 2002 at 10:00 a.m., local time, at the Company's administrative offices located at 220 N. Wiget Lane, Walnut Creek, California. These proxy solicitation materials will be mailed on or about April 19, 2002 to all stockholders entitled to vote at the Annual Meeting.

Voting Procedures

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On March 22, 2002, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 15,946,991 shares of the Company's common stock, $0.01 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

        The presence at the Annual Meeting of a majority, or approximately 7,973,497, shares of Common Stock, either in person or by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the record date. Directors are elected by a plurality of the votes cast. Since votes are cast in favor of or withheld from each nominee, abstentions and broker non-votes therefore will have no effect on the outcome of Proposal One. Proposal Two requires an affirmative vote of sixty-six and two thirds percent of all shares entitled to vote on such matter. Abstentions and broker non-votes will have the same effect as negative votes. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting By Mail

        If you are unable to attend the Annual Meeting, you may vote by proxy. The enclosed Proxy is solicited by the Board of Directors, and, when returned properly completed, will be voted as you direct on your proxy card. Please complete, date and sign your proxy card and mail it as soon as possible in the envelope provided. Voting also may be accomplished electronically or by telephone, as described below. In the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business as may properly come before the Annual Meeting. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (i) the election of management's nominee for Director; (ii) the amendment and restatement of the Company's Certificate of Incorporation and Bylaws; and (iii) for any other matter or matters which may properly come before the meeting.The Board of Directors does not know of any matter that is not referred to herein to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Voting Electronically or By Telephone

        Instead of submitting your vote by mail on the enclosed proxy card, you can vote electronically by submitting your proxy through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank.

        The Internet and telephone voting procedures are designed to authenticate your identity as a Westaff, Inc. stockholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded. We have been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Stockholders voting by means of the Internet through American Stock Transfer & Trust Company, our transfer agent, should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that may be borne by each individual stockholder.

        Stockholders with shares registered directly in their name in our stock records maintained by American Stock Transfer & Trust Company may vote their shares as follows:

  •
  By submitting their proxy through the Internet at the following address on the World Wide Web: www.voteproxy.com. Please access the web page and follow the on-screen instructions. Have your control number available when you access the web page.

  •
  By making a toll-free telephone call from the United States and Canada to American Stock Transfer & Trust Company at 1-800-PROXIES and following the instructions. Have your control number and the proxy card available when you call.

  •
  By mailing their signed proxy card. Specific instructions to be followed by registered stockholders are set forth on the enclosed proxy card. Proxies submitted through the Internet or by telephone through American Stock Transfer & Trust Company as described above must be received by 1:00 p.m. Eastern Daylight Savings Time (E.D.T.) on May 22, 2002.

        A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. That program is different from the program provided by American Stock Transfer & Trust Company for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares by calling the telephone number which appears on your voting form or through the Internet in accordance with the instructions set forth on the voting form. If you have any questions regarding the proposals or how to execute your vote, please contact American Stock Transfer & Trust Company at (718) 921-8210.

Revocability of Proxies

        You may revoke or change your Proxy at any time before it is voted at the Annual Meeting by filing, with the Secretary of the Company at our principal executive offices, a notice of revocation or another signed Proxy with a later date. You also may revoke your Proxy by attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. To revoke a proxy previously submitted electronically through the Internet or by telephone, you simply may vote again at a later date, but before 1:00 p. m. E.DT. on May 22, 2002, by using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

Solicitation

        We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

MATTERS TO BE CONSIDERED AT THE 2002 ANNUAL MEETING

PROPOSAL ONE—ELECTION OF CLASS III DIRECTOR

General

        The Board of Directors has selected one nominee for Class III directorship. The nominee for director is W. Robert Stover. The nominee has agreed to serve if elected, and management has no reason to believe that he will be unavailable to serve. In the event the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below. In the event that additional persons are nominated, other than by the Board of Directors, for election as directors, the proxy holders intend to vote all proxies received by them for the nominee listed below and any additional Board of Directors' nominee as described above. The candidate receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected a Class III director of the Company, to serve his three-year term and until his successor has been elected and qualified.

Business Experience of Directors

Director to be Elected at the Annual Meeting

        W. Robert Stover, age 80, founded the Company in 1948 and has been continuously involved in the management of the Company since that time. Since our incorporation in 1954, Mr. Stover has held the position of Chairman of the Board of Directors. From 1954 to 1985, Mr. Stover served as President, and from 1985 to the end of calendar year 1998 as Chief Executive Officer. He stepped down as Chief Executive Officer effective January 1, 1999 and continued to serve as Chairman of the Board of Directors until May 3, 2000, when he also assumed the position of interim President and Chief Executive Officer following the termination of a recapitalization agreement that was a management-led buyout transaction. Mr. Stover's interim service as President and Chief Executive Officer ended upon the hiring of a successor in that office effective May 1, 2001. He continues to serve as Chairman of the Board of Directors.

Directors Whose Terms Extend Beyond the Annual Meeting

        Dwight S. Pedersen, age 57, was appointed as our President and Chief Executive Officer effective January 14, 2002. He has been a director of the Company since May 1, 2001. He served on the Audit Committee of the Board of Directors from and after that date until he resigned from that committee upon becoming an employee of the Company. Prior to joining us, he was an Executive Vice President of Pinkertons, Inc., where he had been employed since January 1, 2000, following the acquisition of American Protective Services, Inc. He was employed by American Protective Services, Inc. for twenty-six years, having started as its first Controller in 1974. After a series of promotions, including service as Vice President-Finance, Senior Vice President and Executive Vice President of that company, he was named President and a director in 1988 and he became its Chief Executive Officer in 1992. His previous work history includes approximately four years with Wolf & Co., an accounting firm. He is a certified public accountant on inactive status.

        Jack D. Samuelson, age 76, has been a director of the Company since March 1995. Mr. Samuelson co-founded Samuelson Brothers in 1957 to engage in general construction and commercial real estate development. Mr. Samuelson has been its President and Chairman of the Board from incorporation to the present. Samuelson Brothers sold its construction business in 1979 and since then has continued to develop industrial and commercial real estate. It is now known as Samuelson Partners. Mr. Samuelson is also a director of Nationwide Health Properties, Inc., a New York Stock Exchange-listed real estate investment trust focused on healthcare-related properties.

        Ronald D. Stevens, age 58, was appointed as a director of the Company effective February 24, 2002. He began his business career in 1967 with Arthur Andersen & Co. and became an audit partner in that organization in 1977. He left Arthur Andersen & Co. at the end of 1990 and joined in opening Productivity Consulting Group, Inc. Since October 1996 he has been Executive Vice President and Chief Financial Officer of Robertson-Ceco Corporation.

        Walter W. Macauley, age 59, was appointed as a director of the Company effective February 24, 2002. His staffing industry career began at Manpower Inc. where he was Vice President, Sales and Marketing from 1974 to 1978. He was President and Chief Executive Officer and a director of Adia Services, Inc. from 1979 to 1992. He was also a director of the National Association of Temporary Services (NATS) while he was employed by Adia Services, Inc. He was a private investor in 1993 and 1994. From 1995 to 1996 he was President and Chief Executive Officer and a director of Career Horizons, Inc. In 1997 he became Vice Chairman of AccuStaff Inc. and in 1998 he served as a consultant to AccuStaff Inc. Since 1999 he has been a private investor.

        Our bylaws authorize the Board of Directors to fix the number of directors by resolution. The number is currently fixed at six. Our Board of Directors is divided into three classes, designated Class I, Class II and Class III, with each class having a three-year term. Messrs. Stover and Samuelson have served as directors since our initial public offering on April 30, 1996 (the "Offering"). Mr. Stover was appointed to serve in Class III and Mr. Samuelson was appointed to serve in Class I. The other directors who were appointed following the Offering are no longer on the Board of Directors due to resignations.

        Effective May 1, 2001, prior to the 2001 Annual Meeting of stockholders, Tom D. Seip was appointed to serve in Class III to fill the remainder of his predecessor's term. Mr. Seip resigned effective January 14, 2002 and the resulting vacancy has not been filled. At the 2001 Annual Meeting of stockholders, Joan C. Stover and Mr. Pedersen were elected to serve their three-year terms in Class II. Mrs. Stover resigned effective July 10, 2001. Mr. Macauley was appointed as of February 24, 2002 to serve in Class II to fill the remainder of Mrs. Stover's term. At the 2000 Annual Meeting of stockholders, Mr. Samuelson and Gilbert L. Sheffield were elected to serve their three-year terms in Class I. Mr. Sheffield resigned on January 15, 2002. Mr. Stevens was appointed effective as of February 24, 2002 to fill the remainder of Mr. Sheffield's term. At the 1999 Annual Meeting of stockholders, Mr. Stover was elected to serve his three-year term in Class III. There are no family relationships among our executive officers or directors other than that of Mr. and Mrs. Stover.

The Board of Directors Recommends that the Stockholders Vote FOR the
Election of Mr. Stover as a Class III Director of the Company.

PROPOSAL TWO—AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

        The Board of Directors has received a stockholder proposal to amend our Certificate of Incorporation and Bylaws. The proposal was submitted by W. Robert Stover, our Chairman of the Board of Directors, founder and a principal stockholder, and Mr. Stover intends to present the proposal at our Annual Meeting. Mr. Stover's address is care of Westaff, Inc., 301 Lennon Lane, Walnut Creek, CA 94598. See the "Ownership of Securities" table and related footnotes later in this Proxy Statement for a description of the numbers of securities he beneficially owns or as to which he has voting power. His proposal is to amend the Company's Certificate of Incorporation and Bylaws to provide that stockholder approval of all matters requires the affirmative vote of at least 51% of the shares of capital stock issued and outstanding and entitled to vote at any regular or special meeting of stockholders, unless otherwise required by statute.

        The following provisions of the Certificate of Incorporation will be amended under the terms of the proposal:

        Article FIFTH, relating to the adoption of new Bylaws or the amendment or repeal of the Bylaws or otherwise relating to the alteration, change, amendment, repeal or adoption of any provision inconsistent with Article FIFTH, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, and will be amended to read as follows: Article FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to make, alter or repeal any or all of the Bylaws of the Corporation; provided, however, that any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of Directors shall require the affirmative vote of a simple majority of the total number of Directors which the Corporation would have if there were no vacancies. In addition, new Bylaws may be adopted or the Bylaws may be amended or repealed by the affirmative vote of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article FIFTH.

        Subsection (c) of Article SIXTH, relating to action to be effected at an annual or special meeting of stockholders, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, and will be amended to read as follows: Article SIXTH (c). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article SIXTH.

        Subsection (d) of Article SEVENTH, relating to the removal of any Director or the entire Board of Directors, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, and will be amended to read as follows: Article SEVENTH (d). Any Director or the entire Board of Directors may be removed by the affirmative vote of the holders of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        Subsection (e) of Article SEVENTH, relating to the alteration, change, amendment, repeal or adoption of any provision inconsistent with Article SEVENTH, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, and will be amended to read as follows: Article SEVENTH (e). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article SEVENTH.

        Subsection (a)1 of Article EIGHTH, relating to the vote required for any Business Combination, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, and will be amended to read as follows: Article EIGHTH (a)1. In addition to any affirmative vote required by law, any Business Combination (as hereinafter defined) shall require the affirmative vote of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class (for purposes of this Article EIGHTH, the "Voting Shares"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

        Subsection (f) of Article EIGHTH, relating to the alteration, change, amendment, repeal or adoption of any provision inconsistent with Article EIGHTH, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, and will be amended to read as follows: Article EIGHTH (f). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 51% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article EIGHTH.

        The following provision of the Bylaws will be amended under the terms of the proposal:

        Article 7.2 of the Bylaws, relating to the adoption of new Bylaws or the amendment or repeal of the Bylaws, currently requires an affirmative vote of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote at any regular meeting or at any special meeting of stockholders, and will be amended to read as follows: Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 51% of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting.

        Mr. Stover's statement in support for this proposal is as follows:

        This proposal will allow more flexibility in strategic decision-making. It will simplify the voting process and make it less time-consuming and less expensive to muster the votes necessary to take action on matters of significance to stockholders. This proposal also will streamline the decision-making process in oversight of the Company's management and operations. It will make it less time-consuming and less expensive to muster the votes necessary to take action in matters of corporate governance.

Respectfully submitted,
W. Robert Stover

The Board of Directors makes no recommendation on the Proposed
Amendment of the Company's Certificate of Incorporation and Bylaws.

OTHER MATTERS TO COME BEFORE THE 2002 ANNUAL MEETING

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

Board Meetings and Committees

        During fiscal 2001, the Board of Directors held five meetings consisting of four regularly scheduled quarterly meetings, one of which was held on the same day as the Annual Meeting, and one special telephonic meeting, and acted by unanimous written consent on eight occasions. The active committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Strategic Planning Committee. The Special Negotiating Committee of the Board of Directors is inactive. Of the current directors, Messrs. Stover and Samuelson served as members of the Board of Directors throughout fiscal 2001 and Mr. Pedersen served as a member of the Board of Directors for a portion of fiscal 2001. Each of them attended (i) all meetings of the Board of Directors during the time they served in fiscal 2001 and (ii) all meetings held by committees on which he served during fiscal 2001, including Mr. Stover's service on the Audit Committee for a portion of fiscal 2001 and his service on the Compensation Committee and the Strategic Planning Committee for all of fiscal 2001, Mr. Samuelson's service on the Audit Committee, the Compensation Committee, and the Strategic Planning Committee throughout fiscal 2001, and Mr. Pedersen's service on the Audit Committee for a portion of fiscal 2001, as more fully described below. Messrs. Stevens and Macauley were not members of the Board of Directors in fiscal 2001, having been appointed in fiscal 2002. As for the former directors, Mrs. Stover, Messrs. Seip and Sheffield attended (i) all meetings of the Board of Directors during the time they served in fiscal 2001 and (ii) all meetings held by committees on which they served during fiscal 2001, including Mr. Seip's service on the Strategic Planning Committee for a portion of fiscal 2001 and Mr. Sheffield's service on the Audit Committee, the Compensation Committee, and the Strategic Planning Committee throughout fiscal 2001, as more fully described below. Mrs. Stover did not serve on any committees.

        The Audit Committee currently consists of three directors, Jack D. Samuelson, Ronald D. Stevens and Walter W. Macauley. Mr. Stevens is its current Chairman. He was appointed to serve in that capacity effective February 27, 2002, when Mr. Samuelson stepped down as Chairman of the committee but confirmed his willingness to continue serving as a committee member. Mr. Pedersen served on the Audit Committee from May 1, 2001 until January 14, 2002, when he resigned from the committee upon being named our President and Chief Executive Officer. This committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing our internal controls audit program, reviewing with our independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by us. The Audit Committee held three meetings during fiscal 2001.

        The Board of Directors adopted and approved the current charter for the Audit Committee effective as of June 14, 2000, a copy of which was attached to our Proxy Statement for the 2001 Annual Meeting of Stockholders. We will provide, without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the Annual Meeting, a copy of the Audit Committee charter. Written requests should be mailed to Dirk A. Sodestrom, Senior Vice President and Chief Financial Officer, Westaff, Inc., 301 Lennon Lane, Walnut Creek, California 94598. All members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

        The Compensation Committee currently consists of three directors, W. Robert Stover, Ronald D. Stevens and Jack D. Samuelson. Mr. Stevens is its current Chairman. He was appointed to serve in that capacity effective February 27, 2002, filling the vacancy that had resulted from the earlier resignation of Mr. Sheffield. Mr. Sheffield also had served as Vice Chairman of the Board of Directors, having been so named in March 1999, and that position remains vacant due to his resignation. The Compensation Committee has the exclusive authority to administer the Company's 1996 Stock Option/Stock Issuance Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan. The Primary Committee of the Compensation Committee administers the Discretionary Option Grant, the Automatic Option Grant and Stock Issuance Programs with respect to Section 16 Insiders. The Secondary Committee of the Compensation Committee administers the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders. In addition, the Compensation Committee is responsible for providing recommendations to the Board of Directors concerning compensation levels for our senior executive officers and working with senior executive officers on benefit and compensation programs for employees, including matters related to participation in profit sharing, bonus plans and stock option plans and preparing reports to the extent necessary to comply with applicable disclosure requirements established by the Securities and Exchange Commission or other regulatory bodies. The Compensation Committee held one meeting during fiscal 2001.

        The Strategic Planning Committee currently consists of four directors, W. Robert Stover, Dwight S. Pedersen, Walter W. Macauley and Jack D. Samuelson. Mr. Pedersen is its current Chairman. He was appointed to serve in that capacity effective February 27, 2002 as successor to Tom D. Seip. Mr. Seip had been appointed to serve as Chairman of the Strategic Planning Committee on May 23, 2001 and served in that capacity until his resignation. This committee is responsible for evaluating our business plans and future business including, but not limited to, the evaluation of potential acquisitions and new business opportunities. The Strategic Planning Committee held one meeting during fiscal 2001.

        A Special Negotiating Committee of the Board of Directors was established on December 14, 1999 consisting of our directors who then were non-members of, and independent from management, Messrs. Sheffield and Samuelson, to consider proposals involving the acquisition of all or a substantial portion of the Company from third parties and other strategic alternatives for us. There is a vacancy on this committee due to the resignation of Mr. Sheffield. This committee has been inactive since the termination of a recapitalization agreement in May 2000 that was a management-led buyout transaction. The Special Negotiating Committee did not meet in fiscal 2001.

Directors' Compensation

        Non-employee members of the Board of Directors each received an annual fee of $15,000 for service on the Board of Directors in fiscal 2001 and an additional fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting attended, if called by the Chairman of the Board of Directors or an employee member of the Board of Directors. Non-employee members of the Board of Directors also were reimbursed for their reasonable expenses incurred in connection with attending Board of Directors meetings. We anticipate no increase in our directors' compensation during fiscal 2002. No additional compensation was paid to any of the directors during fiscal 2001 for their committee service. Mrs. Stover waived compensation for her service as a director in fiscal 2001.

        In addition, non-employee Board of Directors members are eligible to receive periodic option grants under the Automatic Option Grant Program in effect under our 1996 Stock Option/Stock Issuance Plan (the "Stock Option Plan"). Under the Automatic Option Grant Program, each individual who subsequently joins the Board of Directors as a non-employee director will receive at that time an option grant, provided such individual has not previously been in our employ. In addition, at each annual stockholders' meeting each individual who continues to serve as a non-employee Board of Directors member presently is entitled to an option grant for 3,000 shares with an exercise price equal to the fair market value of the option shares on the grant date, provided such individual has served as a Board of Directors member for at least six months.

        Each automatic option grant will have a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of Board of Directors service. The option will become exercisable for all the option shares upon the optionee's completion of one year of Board of Directors service measured from the grant date. However, the option will become immediately exercisable for all the option shares should the optionee cease Board of Directors service by reason of death or disability or should the Company be acquired by merger or asset sale during the period of the optionee's service on the Board of Directors.

        Pursuant to the terms of the Automatic Option Grant Program, Messrs. Sheffield and Samuelson, the two individuals serving as non-employee Board of Directors members at the time of the Offering, each received an option grant for 1,500 shares of our Common Stock with an exercise price of $9.33 per share (based on the original $14.00 per share price at which our Common Stock was sold in the Offering and adjusted for a three-for-two stock split effected in the form of a stock dividend on May 29, 1998 to stockholders of record on May 18, 1998 (the "Stock Split")). They each also received automatic option grants at subsequent Annual Meetings of stockholders due to their continuing service as non-employee directors as follows: 1,500 shares with an exercise price of $6.08 per share as of our first Annual Meeting on April 15, 1997; 3,000 shares with an exercise price of $16.17 per share as of our second Annual Meeting on March 26, 1998; 3,000 shares with an exercise price of $6.00 per share as of our third Annual Meeting on March 30, 1999; 3,000 shares with an exercise price of $3.94 per share as of our fourth Annual Meeting on June 20, 2000; and 3,000 shares with an exercise price of $3.20 per share as of our fifth Annual Meeting on May 23, 2001 (based on the closing selling price of our Common Stock on those dates and adjusted for the Stock Split).

        In addition to the foregoing option grants, Messrs. Sheffield and Samuelson were each granted special options on November 1, 1996 to purchase 2,250 option shares with an exercise price of $9.50 per share (based on the closing selling price of our Common Stock on that date and adjusted for the Stock Split). Each of these options has a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of service on the Board of Directors. The options became exercisable for all the option shares on October 31, 1997 following the optionees' completion of one year of service on the Board of Directors measured from the grant date.

        Due to Mr. Sheffield's resignation of his directorship dated January 15, 2002, the 3,000 option shares that were automatically granted to him on May 23, 2001 were cancelled because he had not yet completed another year of service measured from the grant date. The remainder of his 14,250 option shares will be cancelled if they are not exercised within twelve months from the date of his resignation. Mrs. Stover was not granted any options for her service as a director in fiscal 2001.

        Mr. Pedersen received an initial option grant for 3,000 shares with an exercise price of $2.05 per share as of May 1, 2001, the effective date of his appointment to the Board of Directors. This grant was made pursuant to the terms of the Automatic Option Grant Program. The option has a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of service on the Board of Directors. The option will become exercisable following his completion of one year of service on the Board of Directors measured from the grant date. At the time of the grant, Mr. Pedersen was a non-employee director. Having become an employee of the Company upon his appointment as President and Chief Executive Officer effective January 14, 2002, he is no longer eligible for an annual automatic option grant.

        Mr. Seip served as an employee director in his capacity as President and Chief Executive Officer and a member of the Board of Directors for a portion of fiscal 2001, from and including his appointment effective May 1, 2001. His compensation package included stock options to purchase an aggregate of 1.0 million shares of our Common Stock granted on the date his employment began. 243,900 option shares were granted as incentive stock options and 756,100 were granted as nonqualified stock options as of the May 1, 2001 grant date at an exercise price of $2.05 which was the fair market value on the date of grant. The option shares were to vest in five installments, with vesting of the first installment to occur upon the hire date (the "Vesting Commencement Date") and continued vesting was to occur annually thereafter upon Mr. Seip's completion of each additional year of service measured from the first anniversary of the Vesting Commencement Date through the fourth anniversary of the Vesting Commencement Date. A total of 300,000 option shares were immediately vested on the date of grant. 700,000 unexercisable option shares were unvested at the time of his resignation and they were cancelled immediately. Due to the cessation of Mr. Seip's employment when he resigned effective January 14, 2002, the 300,000 exercisable option shares will be cancelled if they are not exercised within twelve months from that date.

        As newly appointed non-employee directors of the Company, Messrs. Stevens and Macauley each received an initial option grant for 3,000 shares with an exercise price of $2.20 per share (based on the closing selling price of our Common Stock on February 25, 2002, the first trading day following the effective date of their appointment on Sunday, February 24, 2002). These grants were made pursuant to the terms of the Automatic Option Grant Program. Each of these options has a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of service on the Board of Directors. The options become exercisable following the optionees' completion of one year of service on the Board of Directors measured from the grant date.

OWNERSHIP OF SECURITIES

        The following table sets forth certain information regarding the beneficial ownership of our Common Stock for (i) all persons who are beneficial owners of five percent (5%) or more of the outstanding shares of our Common Stock, (ii) each of our current directors, (iii) our current Chief Executive Officer, our former Chief Executive Officer and the four other most highly paid executive officers as of the fiscal year ended November 3, 2001, and (iv) all of our current executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. The information set forth in the table below is as of March 31, 2002.

Name	Number of Shares(#)(1)	Percent(%)(2)
W. Robert Stover(3)	9,450,721	59.26
Joan C. Stover(4) c/o Westaff, Inc. 301 Lennon Lane Walnut Creek, CA 94598	3,574,174	22.41
Tom D. Seip(5)	300,000	1.88
Dirk A. Sodestrom(6)	56,661	*
Jack D. Samuelson(7)	38,250	*
Dwight S. Pedersen(8)	263,000	1.65
Walter W. Macauley	0	*
Ronald D. Stevens	0	*
Robin A. Herman (9)	27,000	*
M. John Grossu	27,508	*
Joseph M. Petitti	0	*
William M. Herbster	0	*
Christa C. Leonard(10)	3,541	*
John P. Sanders(11)	2,916	*
David P. Wilson(12)	6,379	*
Joseph R. Coute(13)	11,989	*
All current executive officers and directors as a group (14 persons)(14)	9,887,965	62.01

*
Less than one percent (1%)

(1)
To the Company's knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all shares of Common Stock indicated opposite such person's name.

(2)
Based on 15,946,991 shares of Common Stock outstanding at March 31, 2002. Shares of Common Stock subject to options, warrants and convertible notes and other purchase rights currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2002 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(3)
Includes 3,574,174 shares of Common Stock held by W. Robert Stover and Joan C. Stover as Co-Trustees of the Stover Revocable Trust dated 11/16/88, as amended, the beneficial ownership of which may be attributable to each of Mr. Stover and Mrs. Stover. Includes 65,000 shares of Common Stock contributed to the Stover Charitable Remainder Unitrust dated 11/1/94 of which Mr. Stover is a Co-Trustee. Includes 2,885,094 shares of Common Stock contributed to the Stover 1999 Charitable Remainder Unitrust dated 4/21/99 of which Mr. Stover is Co-Trustee. Includes 2,926,453 shares of Common Stock owned by the Stover Foundation, a California nonprofit religious corporation (the "Foundation") as to which Mr. Stover has shared voting power. Does not include any shares of Common Stock contributed to the Stover Charitable Lead Annuity Trust as to which Mr. Stover has voting power, but has disclaimed beneficial ownership, because no shares were held in that trust on the specified date.

(4)
Includes 3,574,174 shares of Common Stock held by W. Robert Stover and Joan C. Stover as Co-Trustees of the Stover Revocable Trust dated 11/16/88, as amended, the beneficial ownership of which may be attributable to each of Mr. Stover and Mrs. Stover.

(5)
Subject to cancellation if not exercised by January 14, 2003 due to Mr. Seip's employment resignation and per employment termination agreement.

(6)
Includes options to purchase 37,000 shares of Common Stock held by Mr. Sodestrom which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(7)
Includes options to purchase 17,250 shares of Common Stock held by Mr. Samuelson which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(8)
Includes options to purchase 253,000 shares held by Mr. Pedersen which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(9)
Includes options to purchase 27,000 shares of Common Stock held by Ms. Herman which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(10)
Includes options to purchase 3,541 shares of Common Stock held by Ms. Leonard which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(11)
Included options to purchase 2,916 shares of Common Stock held by Mr. Sanders which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(12)
Includes options to purchase 2,916 shares of Common Stock held by Mr. Wilson which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(13)
Includes option to purchase 7,500 shares of Common Stock held by Mr. Coute which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

(14)
Includes options to purchase 373,623 shares of Common Stock which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

WESTAFF, INC.
COMPENSATION COMMITTEE
OF THE
BOARD OF DIRECTORS

EXECUTIVE COMPENSATION REPORT

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such report be incorporated by reference into any such filings, nor be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

        The Compensation Committee currently consists of three members of the Board of Directors, namely, W. Robert Stover, Jack D. Samuelson, and Ronald D. Stevens. Mr. Stover is Chairman of the Board of Directors. He served as interim President and Chief Executive Officer from May 3, 2000, when the Company's then President and Chief Executive Officer, Michael K. Phippen, resigned following the termination of a recapitalization agreement that was a management-led buyout transaction, until May 1, 2001, when Tom D. Seip was hired as successor President and Chief Executive Officer. The Compensation Committee had retained Korn/Ferry International ("Korn/Ferry") in October 2000 for the purpose of conducting the search for a new Chief Executive Officer resulting in Mr. Seip's hiring. Before engaging that executive search firm, the Compensation Committee had conducted the search.

        Messrs. Samuelson and Stevens are not officers or employees of the Company. Mr. Stevens is the newly appointed Chairman of the Compensation Committee.

        It is the duty of the Compensation Committee to review and establish the compensation of executive officers of the Company, including base salary, participation in profit sharing, bonus and other cash incentive plans, subject to ratification by the Board of Directors. During fiscal 2001, the Compensation Committee also had the exclusive authority to administer the Company's 1996 Stock Option/Stock Issuance Plan (the "Plan") under which grants may be made to such officers. With respect to administration of the Plan, the Compensation Committee has a Primary Committee and a Secondary Committee.

        The Primary Committee consists of two (2) or more non-employee members of the Board of Directors who have sole and exclusive authority to administer the Discretionary Option Grant, the Automatic Option Grant and Stock Issuance Programs with respect to Section 16 Insiders. Section 16 Insiders are officers or directors of the Company subject to the short-swing profit liabilities of Section 16 of the 1934 Act, as amended from time to time. The Primary Committee is constituted in such a manner as to satisfy all applicable laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the 1934 Act in accordance with Rule 16b-3. Messrs. Samuelson and Stevens serve on the Primary Committee.

        The Secondary Committee consists of two or more members of the Board of Directors who administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders. Messrs. Samuelson and Stevens serve with Mr. Stover on the Secondary Committee.

        Members of the Primary Committee or any Secondary Committee serve for such period of time as the Board of Directors may determine and may be removed by the Board of Directors at any time. The Board of Directors may also at any time terminate the functions of the Primary Committee and any Secondary Committee and reassume all powers and authority previously delegated to such committee.

General Compensation Policy

        The fundamental policy of the Compensation Committee is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. To achieve this policy, a substantial portion of each executive officer's total annual compensation is made contingent upon the achievement of designated financial and performance goals. Generally, each executive officer's compensation package comprises three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect both at companies within the temporary staffing industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent; (ii) annual bonuses payable in cash and tied to the Company's attainment of financial milestones based on criteria established by the Compensation Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon the Company's performance and stock price appreciation rather than upon base salary.

        Factors.    The principal factors considered by the Compensation Committee in establishing the components of each executive officer's compensation package for fiscal 2001 are summarized below. However, the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

        Base Salary.    The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at the Company's principal competitors, both within and outside the temporary staffing industry. The base salary level for executive officers is generally at a level determined for such individuals on the basis of the external salary data of temporary staffing service companies within the same geographic area and with small to medium market capitalization. This group of companies is less inclusive than the temporary staffing index in the performance graph included in the Company's Proxy Statement for purposes of comparing the stock price performance of the Company's Common Stock. However, the Company believes this smaller group of companies gives a more accurate indication of the market for executive services in which the Company competes. Salaries are reviewed on an annual basis, and discretionary adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors. The Compensation Committee sets the base salaries of the Chairman of the Board of Directors and the President and Chief Executive Officer and the committee reviews the salaries of the other corporate officers who are members of the senior management team.

        Annual Incentive Compensation.    For fiscal 2001, the Compensation Committee discussed whether, and on what terms and conditions, to establish an executive bonus plan and the Compensation Committee's consensus was to defer its deliberations, pending the search for the successor Chief Executive Officer. Following Mr. Seip's hiring as President and Chief Executive Officer, the Compensation Committee considered whether or not to establish an executive bonus program for fiscal 2001, but no such program was formulated. The Compensation Committee is now under new leadership upon the appointment of Ronald D. Stevens to succeed Gilbert L. Sheffield as Chairman due to Mr. Sheffield's resignation effective January 15, 2002, and it will reevaluate the possibilities for annual incentive compensation for selected executive officers for fiscal 2002.

        Long-Term Incentive Compensation.    Option grants are intended to align the interests of each executive officer with those of the Company's stockholders and to provide each individual with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee has the discretion to set the option exercise price and the vesting schedule for option grants. The Compensation Committee determines the size of the option grant according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual's level of responsibility and opportunity to influence the Company's financial results, comparable awards made to individuals in similar positions within the industry, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals and is at the Compensation Committee's discretion.

        Each option grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (typically the closing market price on the date of grant) over a specified period of time (up to ten years). The options generally vest in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. The options generally become exercisable with respect to twenty-five percent (25%) of the option shares upon the optionee's completion of one year of service measured from the vesting commencement date and the balance in 36 successive monthly installments upon the optionee's completion of each month of service over the 36-month period measured from the first anniversary of the vesting commencement date. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

        Tax Limitation.    As a result of federal tax legislation enacted in 1993, a publicly-held company such as Westaff, Inc. will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation exceeds one million dollars ($1,000,000) per officer unless it qualifies for an exemption. The compensation paid to the Company's executive officers for fiscal 2001 did not exceed the one million dollar limit per officer, nor is the compensation to be paid to the Company's executive officers for fiscal 2002 expected to reach that level. Nevertheless, if the compensation payable to any of the Company executive officers were to reach the one million dollar limitation in fiscal 2002 or future fiscal years, the Company will continue to enjoy an exemption because the Plan was amended and restated with shareholder approval as of the Annual Meeting held on June 20, 2000 with respect to option grants, stock appreciation rights or direct stock issuances that are intended to qualify as performance-based compensation to any covered employee under Section 162(m)(3) of the Internal Revenue Code of 1986, as amended. Unless otherwise required by law, the Compensation Committee therefore will not be required to limit or restructure the elements of compensation payable to the Company's executive officers in the foreseeable future.

Compensation of the Chief Executive Officer

        While Mr. Stover was interim President and Chief Executive Officer his base annual salary was $375,000 until May 1, 2001, when he relinquished that position upon the hiring of Mr. Seip, his successor in that office. At that time Mr. Stover's base annual salary reverted to $75,000 and he has continued to serve as Chairman of the Board of Directors. Mr. Stover was not awarded a cash bonus for fiscal 2001, despite his efforts and contributions to the continuing operations of the Company, and no option shares were granted to him during fiscal 2001 since he is a principal shareholder of the Company.

        Mr. Seip's base annual salary in fiscal 2001 as President and Chief Executive Officer was $500,000. He was not paid a cash bonus for fiscal 2001 because no such bonus was earned under the terms and conditions of his employment agreement. He was granted an aggregate of 1,000,000 option shares when his employment commenced on May 1, 2001.

        Mr. Pedersen did not earn, and was not paid, any base salary in fiscal 2001 because his employment as President and Chief Executive Officer did not commence until January 14, 2002. His base annual salary in that capacity for fiscal 2002 is $400,000. He has been granted an aggregate of 550,000 option shares as part of his compensation package, including 250,000 option shares that vested as of his hire date.

COMPENSATION COMMITTEE
Ronald D. Stevens, Chairman of Compensation Committee
Jack D. Samuelson, Member of Compensation Committee
W. Robert Stover, Member of Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned by all individuals serving as the Company's Chief Executive or acting in a similar capacity during fiscal 2001 and the four other highest-paid executive officers who were serving at the end of fiscal 2001 whose salary and bonus for fiscal 2001 was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for fiscal 2001 has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the table collectively will be referred to as the "Named Officers."

Long-Term Compensation Securities Underlying Options(#)(1)
Annual Compensation
Name and Principal Position					All Other Compensation ($)(5)(6)(7)
	Year	Salary($)	Bonus($)
W. Robert Stover Chairman of the Board of Directors(2)	2001 2000 1999	237,693 221,538 104,616	— — —	— — —	6,008 5,608 2,619
Tom D. Seip President and Chief Executive Officer(3)	2001 2000 1999	228,846 — —	— — —	1,000,000 — —	106 — —
Dirk A. Sodestrom Senior Vice President and Chief Financial Officer(4)	2001 2000 1999	225,096 165,000 150,000	— — —	— 15,000 —	1,424 1,098 776
Robin A. Herman Senior Vice President, General Counsel and Secretary	2001 2000 1999	162,692 143,461 137,077	— — —	— — —	4,296 3,834 3,702
M. John Grossu Senior Vice President-Zone Manager (California)(8)	2001 2000 1999	225,000 182,500 144,519	— 16,350 62,505	— — —	5,931 5,636 1,983
David P. Wilson Vice President, Director of Information Services(9)	2001 2000 1999	147,206 124,354 114,687	12,502 — 23,893	10,000 — —	299 254 154

(1)
Long-term compensation has not been included in the table because such information is not applicable.

(2)
Mr. Stover relinquished the title of interim President and Chief Executive Officer effective May 1, 2001.

(3)
Mr. Seip became President and Chief Executive Officer on May 1, 2001. He resigned as an officer and director effective January 14, 2002.

(4)
Mr. Sodestrom was named Chief Financial Officer effective January 1, 2001.

(5)
All other compensation for fiscal 1999 includes employer matching contributions under the Westaff Deferred Savings Plan for fiscal 1999, the second year in which such contributions were made. The matching contributions for fiscal 1999 again were 25% of the first ten percent of the participant's contribution to the plan, and were equal to $2,615 for Mr. Stover, $750 for Mr. Sodestrom, $3,427 for Ms. Herman, $1,783 for Mr. Grossu, and zero for Mr. Wilson. Also includes employer's portion of basic life insurance premium (per month) in the amount of $4 for Mr. Stover, $26 for Mr. Sodestrom, $23 for Ms. Herman, $17 for Mr. Grossu, and $13 for Mr. Wilson. Employer's portion was 17 cents per $1,000 of coverage and allowed coverage was one times base salary up to a maximum of $150,000 except for Mr. Stover whose maximum was $23,000.

(6)
All other compensation for fiscal 2000 includes employer matching contributions under the Westaff Deferred Savings Plan for fiscal 2000, the third year in which such contributions were made. The matching contributions for fiscal 2000 again were 25% of the first ten percent of the participant's contribution to the plan, and were equal to $5,539 for Mr. Stover, $792 for Mr. Sodestrom, $3,544 for Ms. Herman, $5,330 for Mr. Grossu, and zero for Mr. Wilson. Also includes employer's portion of basic life insurance premium (per month) in the amount of $6 for Mr. Stover, $26 for Mr. Sodestrom, $23 for Ms. Herman, $26 for Mr. Grossu, and $21 for Mr. Wilson. Employer's portion was 17 cents per $1,000 of coverage and allowed coverage was one times base salary up to a maximum of $150,000 except for Mr. Stover whose maximum was $45,000.

(7)
All other compensation for fiscal 2001 includes employer matching contributions under the Westaff Deferred Savings Plan for fiscal 2001, the fourth year in which contributions were made. The matching contributions for fiscal 2001 again were 25% of the first ten percent of the participant's contribution to the plan, and were equal to $5,942 for Mr. Stover, zero for Mr. Seip, $1,118 for Mr. Sodestrom, $3,990 for Ms. Herman, $5,625 for Mr. Grossu, and zero for Mr. Wilson. Also includes employer's portion of basic life insurance premium (per month) in the amount of $6 for Mr. Stover, $9 for Mr. Seip, $26 each for Mr. Sodestrom, Ms. Herman, and Mr. Grossu, and $21 for Mr. Wilson. Employer's portion was 17 cents per $1,000 of coverage and allowed coverage was one time base salary up to a maximum of $150,000 except for Mr. Stover whose maximum was $30,000.

(8)
Mr. Grossu was paid commissions for fiscal 2000 but no bonus for that year. He was paid a bonus of $40,205 and commissions of $22,300 for fiscal 1999.

(9)
Mr. Wilson's bonus paid in fiscal 2001 was an incentive payment for services rendered the previous fiscal year under a corporate staff incentive program.

Option Grants in Last Fiscal Year

        There were two stock option grants made during fiscal 2001 under the Company's 1996 Stock Option/Stock Issuance Plan to the Named Officers. The table below sets forth information with respect to such option grants. No stock appreciation rights were granted to the Named Officers during such fiscal year.

					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(4)
		Individual Grants(1) Percent Of Total Options/SARs Granted To Employees In Fiscal Year 2001(%)(2)
	Number Of Securities Underlying Options/SARs Granted(#)
Name			Exercise Price Or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
Tom D. Seip(3)	1,000,000	97%	2.0500	04/30/11	1,288,788	3,265,784
David P. Wilson	10,000	1%	2.5625	02/28/11	16,115	40,840

(1)
Options granted under the Company's 1996 Stock Option/Stock Issuance Plan have a maximum ten-year term measured from the date of grant. Such options generally vest over a four-year period. Generally, they become exercisable for 25% of the option shares commencing upon the optionee's completion of one year of service measured from the vesting commencement date and the balance in a series of 36 successive monthly installments upon the optionee's completion of each additional month of service over the 36-month period measured from the first anniversary of the vesting commencement date. The exercise price per share generally is the closing selling price of the Company's Common Stock on the date of grant. The 1996 Stock Option/Stock Issuance Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a "change of control", as defined in the 1996 Stock Option/Stock Issuance Plan.

(2)
Based on options to purchase an aggregate of 1,030,000 shares granted to employees during fiscal 2001 under the 1996 Stock Option/Stock Issuance Plan.

(3)
Under this option grant to Mr. Seip, of the 1,000,000 aggregate shares granted on the date his employment began, 243,900 shares were granted as incentive stock options and 756,100 shares were granted as nonqualified stock options. The exercise price for all the option shares granted to Mr. Seip was equal to the fair market value on the date of grant. The option shares were to vest in five installments, with vesting of the first installment to occur upon the hire date (the "Vesting Commencement Date") and continued vesting to occur annually thereafter upon Mr. Seip's completion of each additional year of service measured from the first anniversary of the Vesting Commencement Date through the fourth anniversary of the Vesting Commencing Date. A total of 300,000 option shares were immediately vested on the date of grant. 700,000 of the option shares were cancelled upon Mr. Seip's resignation effective January 14, 2002.

(4)
Potential realizable value is based on an assumption that the stock price appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on requirements promulgated by the SEC and do not reflect the Company's estimate of its future stock price.

Aggregate Option Exercises and Fiscal Year End Values

        None of the Named Officers exercised an option during fiscal 2001. The table below sets forth information with respect to the unexercised options held by the Named Officers as of the end of fiscal 2001. No stock appreciation rights were exercised during fiscal 2001, and no stock appreciation rights were outstanding at the end of fiscal 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year End(#)
					Value of Unexercised In-the-Money Options At Fiscal Year End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Robert Stover	—	—	—	—	—	—
Tom D. Seip(2)	—	—	300,000	700,000	—	—
Dirk A. Sodestrom	—	—	35,125	10,625	—	—
Robin A. Herman	—	—	27,000	—	—	—
M. John Grossu	—	—	—	22,500	—	—
David P. Wilson	—	—	—	10,000	—	—

(1)
Calculated by determining the difference between the fair market value of the securities underlying the in-the-money options at November 3, 2001 (based on the closing price of $1.85 for the Company's Common Stock on Nasdaq for November 2, 2001 the trading day immediately preceding the end of fiscal 2001) and the exercise price of the options.

(2)
Due to the cessation of Mr. Seip's employment, the 300,000 exercisable option shares will be cancelled if they are not exercised within twelve months from the January 14, 2002 effective date of his resignation. The 700,000 unexercisable option shares were unvested at the time of his resignation and they were cancelled immediately.

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

        The Company entered into an employment agreement with W. Robert Stover on September 29, 1994 which provided for his continuing employment until he chose to retire or until his death. In addition to base annual compensation, subject to adjustment with the mutual agreement of the parties, the agreement provided that Mr. Stover may be paid bonuses based on the Company's economic circumstances and his extraordinary efforts and contributions. The agreement was amended as of November 2, 1996 to eliminate the death benefits otherwise payable to Mr. Stover's widow or estate upon his death during the employment term and to maintain Mr. Stover's base salary at $250,000 for fiscal 1997. The agreement was amended effective August 14, 1997 to reinstate such death benefits, which provided for the payment of three times Mr. Stover's annual compensation then in effect in equal monthly installments over a four-year period.

        Mr. Stover voluntarily relinquished the Chief Executive Officer title as of December 31, 1998 and the Company entered into a new employment agreement with him effective January 1, 1999 which replaced the amended agreement of August 14, 1997. No consideration was paid to Mr. Stover for his having relinquished the Chief Executive Officer's title. The 1999 agreement contains a renegotiated compensation package for Mr. Stover in his continuing role as Chairman of the Board of Directors, including a lesser annual salary of $75,000. Mr. Stover's annual salary was increased to $375,000 effective May 3, 2000 due to his having assumed the position of interim President and Chief Executive Officer. His salary remained at that annual rate until May 1, 2001, when Tom D. Seip was hired as successor President and Chief Executive Officer. Mr. Stover's salary reverted to $75,000 when Mr. Seip succeeded him. Mr. Stover has continued to serve as Chairman of the Board of Directors since May 1, 2001. Mr. Stover voluntarily reduced his salary effective May 1, 2001 upon the hiring of a successor President and Chief Executive Officer.

        Mr. Stover's compensation package otherwise remains the same as under the 1999 agreement and includes payment of office relocation expenses for suitable offsite leased premises, payment of monthly office rent as well as all related leasehold expenses including parking, utilities, janitorial services, and a pro rata share of increases in operating expenses and real estate taxes over calendar year 1999 under a two-year lease for such premises, payment of his executive assistant's annual salary, continued participation by Mr. Stover and his executive assistant in present and future employee benefit plans including group health, life, supplemental life, long-term disability, accidental death and dismemberment insurance, a 401(k) savings plan and a deferred savings plan, and reimbursement for reasonable travel and other business expenses. Due to the expiration of the lease for Mr. Stover's off-site office quarters on or about December 13, 2000, he and his assistant have been utilizing offices at the Company's corporate headquarters at no cost to him. Mr. Stover is not eligible for a bonus or other incentive compensation under the 1999 agreement or otherwise and he is not entitled to vacation pay. Except with respect to Mr. Stover's salary, the 1999 agreement is of indefinite duration and will continue until he chooses to retire or until his death; however, the contractual obligations relating to compensation of his executive assistant will terminate upon reassignment of the current assistant to other duties or upon termination of Mr. Stover's employment, subject to negotiation of a different arrangement at the discretion of the Compensation Committee of the Board of Directors.

        The Company entered into a new employment agreement with Dirk A. Sodestrom as Chief Financial Officer effective January 1, 2001 with a new annual salary of $235,000 that contains a requirement for six-months' advance notice of termination. Mr. Sodestrom received no bonus or incentive pay for fiscal 2001 because no executive bonus or incentive plan was formulated for that fiscal year.

        The Company entered into an employment agreement with Tom D. Seip effective May 1, 2001 to serve as President and Chief Executive Officer. His employment commenced on that date and was to be for a term of five years at a base annual salary of $500,000. Mr. Seip's compensation package included annual incentive compensation for improving the Company's annual pre-tax net income from continuing operations. The period for measuring such improvement was to be the Company's fiscal year. The base of comparison for the first year of the award was to be the improvement from fiscal 2000 to fiscal 2001.

        In calculating the improvement in annual pre-tax net income from continuing operations during that period of time, pre-tax net income from fiscal 2000 was to be normalized so that approximately $2.0 million in expenses relating to the May 3, 2000 cancellation of the recapitalization agreement, which was the management-led leveraged buyout attempt in fiscal 2000, were to be excluded as were the discontinued operations and costs of the Company's medical business. The award was to be one-tenth of the amount of improvement in annual pre-tax net income from continuing operations, measured as the increase in the Company's annual pre-tax net income from continuing operations from fiscal 2000 to fiscal 2001. The expense of the award was to be included in calculating the pre-tax net income from continuing operations for the purpose of determining the amount of the award. For purposes of determining the amount of the award, the Company's annual pre-tax net income from continuing operations was to be calculated based on the Company's consolidated fiscal year end financial statements, as audited by the Company's independent public accountants. No incentive compensation was paid or payable to Mr. Seip for fiscal 2001.

        Mr. Seip's compensation package also included stock options to purchase an aggregate of 1,000,000 shares of the Company's Common Stock granted on the date his employment began. 243,900 option shares were granted as incentive stock options and 756,100 option shares were granted as nonqualified stock options as of the May 1, 2001 grant date at an exercise price of $2.05 which was the fair market value on the date of grant. The option shares were to vest in five installments, with vesting of the first installment to occur upon the hire date (the "Vesting Commencement Date") and continued vesting was to occur annually thereafter upon Mr. Seip's completion of each additional year of service measured from the first anniversary of the Vesting Commencement Date through the fourth anniversary of the Vesting Commencement Date. A total of 300,000 option shares were immediately vested on the date of grant. 700,000 unexercisable option shares were unvested at the time of his resignation and they were cancelled immediately. Due to the cessation of Mr. Seip's employment when he resigned effective January 14, 2002, the 300,000 exercisable option shares will be cancelled if they are not exercised within twelve months from that date.

        In addition, under Mr. Seip's employment agreement, the Company had the right to terminate his employment for any reason, without cause, by providing him 90 days' advance written notice and the Company was obliged in that event to pay his earned but unpaid base salary, accrued vacation pay through the date of termination and severance pay equal to one year of his base salary. Mr. Seip also was entitled to a pro rata payment of the cash incentive bonus, if any, in the event of his employment termination after more than six months of employment in the fiscal year. Mr. Seip's employment agreement also provided that the Company could terminate his employment for cause, and in that event the Company was obliged to pay him his earned but unpaid base salary and accrued vacation pay through the date of termination, payable immediately upon the termination, and he was entitled to continued participation in the Company's employee benefit plans in accordance with their terms. Furthermore, Mr. Seip's employment agreement provided that he could terminate his employment for any reason by providing the Company 90 days' advance written notice. In that event he was entitled to his earned but unpaid base salary and accrued vacation pay through the date of termination and to continue participation in the Company's employee benefit plans in accordance with their terms.

        Mr. Seip and the Company negotiated and entered into a then confidential employment termination agreement upon his resignation whereby he and the Company waived advance notice of termination. In consideration of a mutual general release of claims other than claims arising from or relating to the parties' respective obligations under the employment termination agreement, the Company has paid Mr. Seip all earned and unpaid base salary and all accrued and unused vacation pay through his last day of work in the sum of $9,614.17, which was net of all required withholdings and agreed deductions. In addition, the Company has paid Mr. Seip the lump sum of $250,000 as severance pay, less all required withholdings and agreed deductions, and an additional lump sum of $12,000 to defray the costs of health insurance for a period of 24 months from his last day of work. A requirement for the severance payment was that Mr. Seip honor the proprietary information and non-solicitation covenants of his employment agreement such that for a period of one year after termination of his employment he is obligated not to i) directly or indirectly solicit, induce or influence any employee, consultant or independent contractor of the Company to terminate his or her employment or relationship with the Company or to work for any other business entity or person, or ii) solicit, divert or attempt to divert the business of any client or customer of the Company in any district, territory, state or country where it conducts business.

        The Company has an employment agreement with Dwight S. Pedersen for his service as President and Chief Executive Officer effective January 14, 2002. Mr. Pedersen's compensation package includes a base annual salary of $400,000 and profit incentives based on net income at fiscal year end. If net income exceeds $8.0 million he will be entitled to a $50,000 lump sum payment and if net income exceeds $10.0 million he will be entitled to a $100,000 lump sum payment. Either of such payments would be less appropriate withholdings and agreed deductions, if any. Mr. Pedersen would be entitled to payment of six months' salary for termination without cause in the event of a change of control, payable in a lump sum less appropriate withholdings and agreed deductions, if any. His compensation package also includes a grant of 550,000 option shares at $2.35, the closing selling price of the Company's Common Stock on his hire date of January 14, 2002, of which 250,000 option shares were immediately vested as of that date (the "Vesting Commencement Date") and the remaining option shares will vest according to the following schedule: 100,000 option shares on November 1, 2002, provided that the closing price of the Company's Common Stock equals at least $4.00 or more on the last trading day of fiscal 2002; 100,000 option shares on October 31, 2003, provided that the closing price of the Company's Common Stock equals at least $5.00 or more on the last trading day of fiscal 2003; and 100,000 option shares on October 29, 2004, provided that the closing price of the Company's Common Stock equals at least $6.00 or more on the last trading day of fiscal 2004. Mr. Pedersen's option shares may vest earlier in the event of a Corporate Transaction or Change in Control as defined by the Stock Option Plan. His option shares will vest on January 13, 2007 at the latest, provided that he remains an employee of the Company.

        The Company's employment agreements with Mr. Sodestrom and the other Named Officers besides Mr. Stover are at will, and the Company may terminate their employment at any time at the discretion of the Board of Directors. However, the Plan Administrator of the 1996 Stock Option Plan/Stock Issuance has authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers, whether granted under that plan or any predecessor plan, in the event their employment were to be terminated within a designated period (whether involuntarily or through a forced resignation) following: (i) an acquisition of the Company by merger or asset sale, or (ii) a hostile takeover of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the members of the Board of Directors as a result of one or more contested elections for Board of Directors membership over a period of 36 consecutive months. Mr. Stover, the Chairman of the Board of Directors, holds no option shares.

Compensation Committee Interlocks and Insider Participation

        The Board of Directors established a Compensation Committee in March 1995. The Compensation Committee currently consists of Messrs. Stover, Samuelson, and Stevens. Messrs. Samuelson and Stevens are members of the Primary Committee of the Compensation Committee. They and Mr. Stover are members of the Secondary Committee of the Compensation Committee. Except for Mr. Stover, no member of the Compensation Committee was at any time during fiscal 2001, or at any other time, an officer or employee of the Company. Mr. Stover did not participate in any committee decision making with respect to his salary in fiscal 2001.

        No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

        For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see Certain Relationships and Related Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company's wholly-owned subsidiary known as Westaff (USA), Inc., a California corporation, has executed an Unsecured Subordinated Note dated April 1, 2002 payable to W. Robert Stover in the principal amount of $2.0 million with annual interest at 12% (the "Subordinated Note"). Mr. Stover is our Chairman of the Board of Directors, founder and a principal stockholder. The full principal amount is due and payable on April 1, 2003 and it may be prepaid at any time without penalty. All payments are to be applied first to the payment of any unpaid interest under the Subordinated Note and secondly to reduce the principal balance. Interest is payable monthly on the last business day of each calendar month, subject to subordination provisions in favor of our senior debt holders. Our senior debt holders are each of the financial institutions party to the Credit Agreement dated March 4, 1998, as amended, including Bank of America, N.A., Comerica Bank-California, and United California Bank, and the note purchasers under the Note Purchase Agreement dated May 15, 1998, as amended, including PPM America, Inc. as attorney in fact on behalf of Jackson National Life Insurance, and Nationwide Life Insurance Company.

        Before fiscal 2001, the Company had a management services contract with Western Video Images, Inc. ("WVI"), a corporation wholly owned by Mr. Stover, a principal stockholder of the Company. WVI ceased doing in business in fiscal 2001. The Company did not provide any management services to WVI in fiscal 2001 and did not provide any financing to WVI in fiscal 2001. Management fees charged to WVI for fiscal 2000 and fiscal 1999 were zero and $52,000, respectively.

        In addition, the Company no longer is the lessee of the principal facilities in which WVI operated. The Company subleased the facilities to WVI until October 31, 2000, the termination date of the lease obligation.

        During October 1995, the Company purchased the operations of one of its franchise agents, Michael K. Phippen, now a former President and Chief Executive Officer of the Company, for a total price of $5.9 million. The Company paid $1.5 million in cash and agreed to make installment payments for the balance at an interest rate of 6.50%. Installments of $973,000 in fiscal 1998, $973,000 in fiscal 1997 and $1.5 million in fiscal 1996 were paid and the final installment of $972,000 was paid in fiscal 1999. No installment payments were made in fiscal 2001 and there are no further payment obligations to Mr. Phippen.

        Any future transactions between the Company and its officers, directors, and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by a majority of the Company's outside directors or will be consistent with policies approved by such outside directors.

COMPARISON OF STOCKHOLDER RETURN

        The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock with the cumulative total returns of the Standard and Poor's 500 Index and peer issuers in the temporary staffing industry (the "Peer Group Index") (1). The selected peer group is composed of companies which are common competitors of a similar or greater market capitalization. The graph covers the period from April 30, 1996, the date of the Offering, through the last trading day of fiscal 2001.

        The graph assumes that $100 was invested on April 30, 1996 in the Company's Common Stock and in each index and that all dividends were reinvested. A special cash dividend of $0.30 per share of Common Stock was paid on July 18, 2000 to stockholders of record as of July 5, 2000.

Comparison Of Cumulative Total Return Among
Westaff, S&P 500 Index And Peer Group Index

Cumulative Return

	04/30/1996	11/01/1996	10/31/1997	10/30/1998	10/29/1999	10/27/00	11/02/01
S&P 500	100.00	107.58	139.81	167.95	208.34	210.89	166.20
Peer Group	100.00	83.62	108.81	80.36	86.56	66.98	61.42
Westaff	100.00	89.74	90.93	81.47	80.29	34.52	18.58

        The Company's stock was first traded publicly on April 30, 1996. The graph depicts cumulative returns calculated on an annual basis on $100 invested in Westaff stock, the S&P 500 Index and the Peer Group Index comparing Kelly Services Inc., Spherion (formerly Interim Services Inc.), Manpower Inc. and Personnel Group of America Inc.

(1)
Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

WESTAFF, INC.
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

AUDIT COMMITTEE REPORT

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such report be incorporated by reference into any such filings, nor be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

        The Audit Committee currently consists of three Board of Directors members, namely, Ronald D. Stevens, Jack D. Samuelson and Walter W. Macauley. Mr. Stevens is the newly appointed Chairman of the Audit Committee. The members of the Audit Committee are not officers or employees of the Company, and the Board of Directors believes that they satisfy the criteria for committee membership.

        Mr. Stover served on the Audit Committee until Dwight S. Pedersen was appointed as a non-employee director effective May 1, 2001. Mr. Stover then resigned from the committee in favor of Mr. Pedersen. Mr. Pedersen served on the Audit Committee until he became an employee director effective January 14, 2002. He resigned from the committee as of that date.

        It is the duty of the Audit Committee to review internal financial information, monitor cash flow, budget variances and credit arrangements, review our internal controls and audit program, review with our independent accountants the results of all audits upon their completion, annually select and recommend independent accountants, oversee the quarterly unaudited reporting process and take such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Audit Committee's membership criteria and the duties of the committee are described more fully in its written charter adopted by the Board of Directors during fiscal 2000 and made effective as of June 14, 2000, a true and complete copy of which was appended to last year's Proxy Statement as Appendix A. We will provide, without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the Annual Meeting, a copy of the Audit Committee charter. If you would like a copy of the charter please write to Dirk A. Sodestrom, Senior Vice President and Chief Financial Officer, at the Company's executive offices at P. O. Box 9280, 301 Lennon Lane, Walnut Creek, California 94598-2453.

        The Audit Committee hereby reports that it has reviewed and discussed with management the Company's audited financial statements for the fiscal years ended October 28, 2000 and November 3, 2001, and the committee has discussed with our independent public accountants, Arthur Andersen LLP, the matters required to be discussed by SAS 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees and Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Arthur Andersen LLP their independence and has considered whether the provision of the non-audit services during fiscal 2001 is compatible with maintaining Arthur Andersen LLP's independence from the Company. Based on the review and discussions referred to herein, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Amendment No. 1 to the Annual Report on Form 10-K for fiscal 2001 filed with the United States Securities and Exchange Commission (the "SEC") on March 4, 2002.

        The Company's Board of Directors decided effective April 4, 2002 to discontinue the engagement of Arthur Andersen LLP as the Company's independent public accountants. Written notice to Arthur

Andersen LLP was given on April 5, 2002. The decision to discontinue the engagement was based on the recommendation of the Audit Committee after a deliberation and evaluation process that included the committee's consideration of proposals from several other major auditing firms. The Audit Committee has recommended the engagement of another firm, the Board of Directors has accepted its recommendation, and the Company is actively working to engage this firm.

Fees Paid to Independent Accountants

        Audit Fees.    For the audit of the Company's financial statements for the fiscal year ended November 3, 2001, the Company paid or accrued $171,791 to Arthur Andersen LLP. Fees of Arthur Andersen LLP for reviews of our quarterly reports in fiscal 2001 were $24,000.

        Financial Information Systems Design and Implementation Fees.    For the fiscal year ended November 3, 2001, the Company did not pay or accrue any financial information systems design and implementation fees to Arthur Andersen LLP.

        All Other Fees.    For the fiscal year ended November 3, 2001, the Company paid or accrued fees of $73,523 for all other services provided by Arthur Andersen LLP, including domestic and international services and tax services.

AUDIT COMMITTEE
Ronald D. Stevens, Chairman of Audit Committee
Jack D. Samuelson, Member of Audit Commitee
Walter W. Macauley, Member of Audit Committee

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

        Based solely on the Company's review of such forms and amendments thereto furnished to the Company and written representations from certain reporting persons, the Company believes that all executive officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2001, except as follows: the Stover Foundation filed a Form 4 statement of changes in beneficial ownership report for the month of September 2001 on February 15, 2002. On the relevant dates, Mr. Stover was the Company's Chairman of the Board of Directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof to the Secretary of the Company. To be timely for the 2003 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than February 7, 2003 and no later than March 24, 2003.

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2003 Annual Meeting of Stockholders must be received by us not later than December 20, 2002 in order to be considered for inclusion in our proxy materials for that meeting.

FORM 10-K

        The Company filed an Annual Report on Form 10-K, Amendment No. 1 with the SEC on March 4, 2002 (the "Form 10-K/A"). A copy of the Form 10-K/A will be mailed concurrently with this Proxy Statement to all stockholders entitled to notice of the Annual Meeting. Stockholders may obtain an additional copy of this report, without charge, by writing to Dirk A. Sodestrom, Senior Vice President and Chief Financial Officer, at the Company's executive offices at P. O. Box 9280, 301 Lennon Lane, Walnut Creek, California 94598-2453.

THE BOARD OF DIRECTORS OF WESTAFF, INC.

Dated: April 16, 2002

WESTAFF, INC.
PROXY

        The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 16, 2002 in connection with the 2002 Annual Meeting of stockholders to be held at 10:00 a.m. on May 22, 2002 at the Company's administrative offices, 220 N. Wiget Lane, Walnut Creek, California, and hereby appoints W. Robert Stover and Robin Herman Allenby, and each of them, (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each to vote all shares of the Common Stock of WESTAFF, INC. registered in the name provided herein which the undersigned is entitled to vote at the 2002 Annual Meeting of stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF A DIRECTOR, FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS, AND FOR ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND MAKES NO RECOMMENDATION ON PROPOSAL 2.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, SIMPLY SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

☒	Please mark your votes as in this example using dark ink only.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND MAKES NO RECOMMENDATION ON PROPOSAL 2.

		FOR the nominee listed at right (except as indicated)	WITHHOLD AUTHORITY to vote for the nominee listed at right	Nominee
1.	ELECTION OF DIRECTOR:	☐	☐	W. Robert Stover
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)
		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS	☐	☐	☐

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY.

Signature	Signature	Date

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on May 22, 2002
PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2002
MATTERS TO BE CONSIDERED AT THE 2002 ANNUAL MEETING PROPOSAL ONE—ELECTION OF CLASS III DIRECTOR
PROPOSAL TWO—AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS
OTHER MATTERS TO COME BEFORE THE 2002 ANNUAL MEETING
OWNERSHIP OF SECURITIES
WESTAFF, INC. COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS EXECUTIVE COMPENSATION REPORT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPARISON OF STOCKHOLDER RETURN
Comparison Of Cumulative Total Return Among Westaff, S&P 500 Index And Peer Group Index
WESTAFF, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AUDIT COMMITTEE REPORT
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
FORM 10-K